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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                    Contact:  Sanford M. Kimmel
- ---------------------                              Senior Vice President,
                                                   Treasurer and Chief
                                                   Financial Officer
                                                   (908) 906-8100


              LAWSUIT FILED AGAINST TRANSNATIONAL RE CORPORATION IN
             CONNECTION WITH PROPOSAL BY PXRE CORPORATION FOR MERGER

EDISON, New Jersey (May 17, 1996) -- Transnational Re Corporation (Nasdaq: TREX) today announced that a putative class action lawsuit was filed in the Court of Chancery of the State of Delaware on May 15, 1996, which names Transnational Re, the directors of Transnational Re and PXRE Corporation (Nasdaq: PXRE), as defendants. The action was filed in response to PXRE's announcement on May 10, 1996 of its proposal to Transnational Re to merge Transnational Re with and into PXRE at an exchange ratio of .98 share of PXRE Common Stock for each publicly held share of Transnational Re Class A Common Stock.

The action alleges, among other things, that the proposed transaction is grossly unfair and inadequate, that those defendants who are directors of Transnational Re have violated their fiduciary duties to Transnational Re and that PXRE has violated its alleged fiduciary duties as a controlling stockholder of Transnational Re. The action seeks certification as a class action on behalf of all Class A common stockholders of Transnational Re, other than the defendants, and seeks to enjoin the proposed combination of Transnational Re and PXRE and/or to recover damages.

As previously announced, Transnational Re is forming a special committee of its board of directors, consisting of all of its independent directors, to consider PXRE's proposal with the assistance of independent legal and financial advisors.

Transnational Re specializes in brokered property retrocessional reinsurance and marine and aviation retrocessional reinsurance in the United States and international markets with a primary focus on catastrophe retrocessional coverages. Transnational Re also writes marine and aviation reinsurance as well as facultative excess of loss reinsurance. Transnational Re and its reinsurance subsidiary, Transnational Reinsurance Company, operate under a management agreement with PXRE Reinsurance Company, a subsidiary of PXRE Corporation. Transnational Re's Class B common stock, representing a total interest of approximately 22%, is owned by PXRE Corporation.

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